Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Dawson Geophysical Company 2006 Stock and Performance Incentive Plan of our reports dated December 15, 2014, with respect to the consolidated financial statements of Dawson Operating Company (formerly known as Dawson Geophysical Company) and the effectiveness of internal control over financial reporting of Dawson Operating Company included in Dawson Geophysical Company’s Current Report on Form 8-K/A dated April 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 29, 2015